                                                                    EXHIBIT 10.1


                            STOCK PURCHASE AGREEMENT

                  THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into this 4th day of March, 2002, by and among FIREBALL ENTERPRISES, LLC, an Oklahoma limited liability company, together with its successors and assigns ("Fireball"), with mailing address c/o Denker & Butler, PLLC, 4700 N.W. 23rd Street, Suite 112, Oklahoma City, Oklahoma 73127, and ZENEX TELECOM, INC., formerly known as Lone Wolf Energy, Inc., a Colorado corporation ("Zenex Telecom"), MARC W. NEWMAN, an individual ("Marc Newman"), DOUGLAS A. NEWMAN, an individual ("Doug Newman"), AMY NEWMAN, formerly known as AMY RENTERIA, an individual and the spouse of Marc Newman ("Amy Newman"), and NEWBOY, INC., a corporation ("Newboy"), which is owned and controlled by Marc Newman (Marc Newman, Doug Newman, Amy Newman and Newboy shall be sometimes collectively referred to herein as the "Shareholders"). Zenex Telecom shall for all purposes under this Agreement be deemed to have the mailing address of Zenex Telecom, 201 Robert S. Kerr Avenue, Suite 500, Oklahoma City, Oklahoma 73102. The Shareholders shall for all purposes under this Agreement be deemed to have the mailing address c/o Marc Newman, 14800 Glenmark Drive, Edmond, Oklahoma 73013-1821. Fireball, Zenex Telecom, Marc Newman, Doug Newman, Amy Newman and Newboy are sometimes collectively referred to in this Agreement as the "Parties."

                                    RECITALS

                  A. Zenex Telecom is a Colorado corporation and a publicly-held company which files periodic reports with the United States Securities and Exchange Commission ("SEC"). Zenex Telecom is engaged in the telecommunications business through its second tier subsidiary, Zenex Long Distance. Inc., an Oklahoma corporation, d/b/a Zenex Communications, Inc. ("Zenex Long Distance"), the wholly-owned subsidiary corporation of Prestige Investments, Inc.. an Oklahoma corporation ("Prestige"), the wholly-owned subsidiary corporation of Zenex Telecom.

                  B. Zenex Long Distance is engaged in the business of providing long distance calling cards and service in the telecommunications industry and possesses state and federal regulatory authority to transact business in forty-nine (49) states of the United States of America at its only offices in Oklahoma City, Oklahoma County, Oklahoma, located at 201 Robert S. Kerr Avenue, Suite 500, Oklahoma City, Oklahoma 73102 (the "Business").

                  C. Prestige is a holding company that and owns all of the issued and outstanding capital stock of Zenex Long Distance. Zenex Telecom, in turn, is a holding company that owns all of the issued and outstanding capital stock of Prestige. The Shareholders are the owners and record holders of shares of Zenex Telecom described below in this Agreement (the "Shares"). Marc Newman and Doug Newman are principal executive officers of Zenex Telecom, Prestige and Zenex Long Distance and all of the members of the Board of Directors of Zenex Telecom, Prestige and Zenex Long Distance. Marc Newman and Doug Newman also own options to acquire certain additional shares of the common capital stock of Zenex Telecom ("Stock Options") for the exercise price and subject to certain other terms and conditions specified in the agreements evidencing those Stock Options ("Stock Option Agreements").

                  D. Fireball desires to acquire the Shares from the Shareholders and the Stock Options from Marc Newman and Doug Newman for the purchase price and other valuable consideration set forth herein, subject to the terms and conditions set forth and more specifically described below in this Agreement.

                  E. As the executive officers and members of the Board of Directors of Zenex Telecom, Prestige and Zenex Long Distance, Marc Newman and Doug Newman have existing employment agreements and other written agreements and documents entitling them to receive certain employment benefits and payments with regard to their employment by Zenex Telecom, Prestige and/or Zenex Long Distance and in regard to any termination of their employment by any of those entities ("Employee Benefits"). Zenex Telecom owns certain shares of stock in Eagle Building Technologies, Inc. ("Eagle") acquired pursuant to the agreement dated August 14, 2001 between Eagle and Zenex Telecom (the "Eagle Agreement"). As a material inducement for Fireball to enter into this Agreement, Marc Newman and Doug Newman will surrender any and all right, title and interest which they have in and to their employment agreements and the other said Employee Benefits from Zenex Telecom, Prestige and/or Zenex Long Distance solely in exchange for the transfer and assignment to Marc Newman and Doug Newman by Zenex Telecom on the Closing Date (as defined below) of all of the shares of Eagle stock ("Eagle Stock") owned by Zenex Telecom and the Eagle Agreement. In exchange, Marc Newman and Doug Newman will agree to release any and all rights to the said Employee Benefits in the manner set forth and described below in this Agreement and to resign from all positions that they hold as an officer or director of Zenex Telecom, Prestige, Zenex Long Distance and/or any of their respective Affiliates, in a manner satisfactory to Fireball on the Closing Date.

                  F. Accordingly, Fireball, on the one hand, and the Shareholders, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated in this Agreement.

                  NOW, THEREFORE, in consideration of the aforementioned Recitals, the premises, and of the mutual covenants, agreements, promises, representations and warranties set forth herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, the Parties hereto do hereby covenant and agree as follows.

                                    ARTICLE I
                                   DEFINITIONS

                  The terms defined in this Article I shall have the following respective meanings for all purposes of this Agreement and all schedules and exhibits hereto:

                  1.1 "AFFILIATE" means with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under direct or indirect common control with, such first Person. For purposes of this definition, the term "CONTROL" (including the correlative meanings of the terms "CONTROLS," CONTROLLED BY," and "UNDER DIRECT OR INDIRECT CONTROL WITH") as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

                  1.2 "BUSINESS" shall have the meaning given to that term in Paragraph B of the Recitals above.

                  1.3 "CLOSING" means the consummation and effectuation of the transactions contemplated herein pursuant to the terms and conditions of this Agreement and subject to the provisions of Article II, below, which shall occur
(a) at 2:00 p.m. CST in the offices of Fellers, Snider, Blankenship, Bailey & Tippens, P.C., in Oklahoma City, Oklahoma, on March 5, 2002, or on such other date or at such other time or place as is mutually agreed upon by the Parties hereto.

                  1.4 "CLOSING DATE" means March 6, 2002, or such later date that the Parties may mutually agree on which the Closing occurs.

                  1.5 "CODE" means the Internal Revenue Code of 1986, as amended.

                  1.6 "EMPLOYEE BENEFITS" means all wages, accrued vacation, sick leave and personal day payments, employment contracts and collective bargaining agreements, salary continuation (for disability or otherwise), scholarship programs or other compensatory practices, whether formal or informal, for the benefit of one or more present or former Employees or their beneficiaries, medical, dental and hospitalization, Medicare premium reimbursement, sick pay, sickness and accident benefits, short- and long-term disability benefits, workers' compensation, life insurance (and any other death benefits) and any and all other individual and group benefits under all Employee Plans and other arrangements in effect or covering one or more employees or retired, disabled or terminated Employees (including their dependents and beneficiaries).

                  1.7 "EMPLOYEE PLANS" means any of the following which is or was at any time during the preceding seven (7) years sponsored by Zenex Telecom, Prestige or Zenex Long Distance; any employee welfare benefit plan [within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")] or employee pension benefit plan (within the meaning of Section 3(2) of ERISA), including all collectively bargained plans, and all plans or policies providing for "fringe benefits" (including, but not limited to, vacation, paid holidays, personal leave, employee discount, educational benefits, or similar programs), and all other bonus, incentive, compensation, profit sharing, deferred compensation, stock, severance, retirement, health, life, disability, group insurance, employment, stock option, stock purchase, stock appreciation rights, supplemental unemployment, layoff, consulting, or any other similar plan, agreement, policy or arrangement (whether written or oral, qualified or unqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, regardless of whether funded.

                  1.8 "EMPLOYEES" shall mean all present employees of Zenex Long Distance whose services are or have been used primarily by or in connection with the Business, including part-time Employees.

                  1.9 "FINANCIAL STATEMENTS" shall have the meaning given to that term in Section 3.4 of this Agreement.

                  1.10 "INTELLECTUAL PROPERTY" means all Patents, Know-How, Technology, trademarks and copyrights which are used by Zenex Telecom or Zenex Long Distance in the conduct of its Business.

                  1.11 "KNOW-HOW" means all technical information, know-how data, techniques, discoveries, inventions, ideas and other information (whether or not patentable) that (i) Zenex Telecom, Prestige, Zenex Long Distance or the Shareholders, or their respective Affiliates, have or may develop or acquire; or
(ii) that Zenex Telecom, Prestige, Zenex Long Distance or the Shareholders, or their respective Affiliates, control; and (iii) is necessary or desirable in the use, including any use in connection with research and experimentation, manufacture, sale or other disposition or which is otherwise essential with regard to the conduct of the Business.

                  1.12 "LIABILITIES" means any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, including without limitation, liabilities on account of Taxes, other governmental charges or lawsuits brought, whether or not of the kind required by generally accepted accounting principles to be set forth in a financial statement.

                  1.13 "LIEN" means any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction, or any other encumbrance, restriction or limitation whatsoever.

                  1.14 "LOSSES" means any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and attorneys' fees and disbursements and costs of investigation.

                  1.15 "MACHINERY AND EQUIPMENT" means all of the office equipment, machinery, vehicles, equipment, desktop computers, hand-held computers (including, without limitation, all printers, modems, terminals and controls used in operating such desktop or hand-held computers and all spare parts of such equipment), all software, fixtures, telephone numbers and other personal property and fixed assets owned by Zenex Telecom, Prestige or Zenex Long Distance, or their respective Affiliates, and used in the Business.

                  1.16 "NOTICE" means any notice given pursuant to the terms of
Section 10.3 of this Agreement, below.

                  1.17 "PERSON" means an individual, partnership, corporation, trust, unincorporated organization, association or joint venture or government agency, political subdivision or instrumentality thereof.



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

                  1.18 "ORDINARY COURSE OF BUSINESS" means an action taken by a Person that: (i) is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;
(ii) is not required to be authorized by the Board of Directors of such Person (or by any person or group of persons exercising similar authority); and (iii) is similar in nature and magnitude to action customarily taken, without any authorization by the Board of Directors (or by any person or group of persons exercising similar authority), in the ordinary course of the normal day-to-day operations of such Persons that are in the same line of business as such Person.

                  1.19 "REGULATORY APPROVALS" means all necessary approvals, certifications, licenses and authorizations and all pending applications seeking such approvals, licenses or authorizations from any local, state or federal governmental authority necessary for the conduct of the Business of Zenex Telecom, Prestige or Zenex Long Distance, and the marketing and sale of long distance services provided by Zenex Long Distance.

                  1.20 "RETURNS" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes and Employee Benefit Plans, and the term "RETURN" means any one of the foregoing Returns.

                  1.21 "TARIFFS" means all state and federal tariffs, licenses, consents, approvals, permits and authorizations owned by Zenex Long Distance that are issued by the federal or state regulatory agency having the authority to regulate long distance telecommunications and which are necessary for Zenex Long Distance to possess in order to conduct the Business in the manner in which it is currently being conducted.

                  1.22 "TAXES" means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, documentary, ad valorem, value-added, transfer, franchise, profits, license, lease, real property gains or transfer, service, service use, rental, withholding, payroll, employment, excise, worker's compensation, Pension Benefit Guaranty Corporation premiums, severance, stamp, occupation, premium, property, windfall profits, production, customs, duties or other taxes, assessments, fees, levies or other governmental charges of any kind whatever, together with any penalties, additions to tax or additional amounts with respect thereto and the term "Tax" means any one of the foregoing Taxes.

                  1.23 "TECHNOLOGY" means, collectively, all of the right, title and interest of Zenex Telecom, Prestige, Zenex Long Distance or the Shareholders in Know-How and Patents.

                                   ARTICLE II
               SALE AND PURCHASE OF SHARES STOCK OPTIONS; CLOSING

                  2.1 SALE AND PURCHASE OF SHARES AND STOCK OPTIONS. Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements contained herein, the Shareholders agree to sell to Fireball, and Fireball agrees to purchase from the Shareholders, the Shares and Stock Options, and to accept, take delivery of and pay for, the Shares and Stock Options on the Closing Date in accordance with the provisions of this Article II.

                  2.2 TOTAL PURCHASE PRICE. The total Purchase Price to be paid by Fireball to the Shareholders for the Shares and the Stock Options shall be One Hundred Thousand and No/100ths Dollars ("Purchase Price").

                  2.3 ALLOCATION OF PURCHASE PRICE AMONG SHAREHOLDERS. At the Closing, the Shareholders shall provide written instructions to Fireball allocating the Purchase Price among the Shareholders pro-rata on the basis of the number of Shares owned by each of them, and the number of Stock Options owned by Marc Newman or Doug Newman, respectively, as listed opposite their respective names on EXHIBIT 2.3 to this Agreement.

                  2.4 MANNER OF PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid by Fireball to the Shareholders at Closing by delivery of cashier's checks or by such other method of payment mutually acceptable to the Shareholders and Fireball.

                  2.5 RELEASE OF OF PERSONAL GUARANTIES. Fireball shall deliver at Closing releases of Marc Newman and Doug Newman from all liabilities under any and all personal guaranties that they have executed or delivered to Federal Bank Centre in Broken Arrow, Oklahoma, to secure the repayment of the indebtedness of Zenex Telecom, Prestige or Zenex Long Distance, such that Marc Newman and Doug Newman shall have no further obligations or liabilities, contingent or otherwise, with regard to the repayment of such indebtedness.

                  2.6 TERMINATION AND RELEASE OF EMPLOYMENT AGREEMENTS AND EMPLOYEE BENEFITS. Zenex Telecom will transfer and assign the Eagle Stock and Eagle Agreement to Marc Newman and Doug Newman on the Closing Date hereunder, in such proportions as they shall designate on the Closing Date in EXHIBIT 2.6, which is attached hereto and made an integral part hereof, in exchange for the full and complete release, satisfaction and acquittance of any and all rights or claims that either Marc Newman or Doug Newman has, had, may have had, or may hereafter have had under their respective Employment Agreements with Zenex Telecom, Prestige or Zenex Long Distance, or with regard to any other document or agreement, oral or written, between them, or either of them, and Zenex Telecom, Prestige or Zenex Long Distance concerning their right or entitlement to any Employee Benefits or payment to be received by them on the termination of their employment. In this regard, Marc Newman and Doug Newman agree, as the sole members of the Board of Directors of Zenex Telecom, to expressly approve by appropriate resolution of the Board of Directors of Zenex Telecom this Agreement and, in particular, the transfer and assignment to them by Zenex Telecom at the Closing hereunder of the Eagle Stock and Eagle Agreement in the manner provided above. Marc Newman and Doug Newman agree at Closing to deliver to Fireball a certified copy of the resolutions of the Board of Directors of Zenex Telecom authorizing transfer of Eagle Stock and Eagle Agreement to Marc Newman and Doug Newman on the Closing Date.

                  2.7 DESIGNATION OF NEW MEMBERS AND FILLING CURRENT VACANCY OF BOARD OF DIRECTORS. Marc Newman and Doug Newman agree to cause the respective Board of Directors of Zenex Telecom, Prestige and Zenex Long Distance to adopt resolutions, effective immediately before Closing, to increase the positions on the respective Board of Directors of Zenex Telecom, Prestige and Zenex Long Distance from three (3) to five (5) and to designate two of the following named individuals to fill the two new positions on each of those respective Board of Directors and the third named individual below to fill the current vacancy on each of the respective Board of Directors of Zenex Telecom, Prestige and Zenex Long Distance, effective at Closing:

                                    Ron Carte
                                  Tim Aduddell
                                Debra G. Morehead

                  2.8 RESIGNATIONS OF MARC NEWMAN, DOUG NEWMAN. Marc Newman and Doug Newman agree to tender their executed resignations from all positions which they hold as an employee, officer or a member of the Board of Directors of Zenex Telecom, Prestige and Zenex Long Distance to the Boards of Directors of Zenex Telecom, Prestige, and Zenex Long Distance at Closing, substantially in the form of the resignations attached hereto as EXHIBIT 2.8 to this Agreement (the "Resignations").

                  2.9 RELEASES TO BE EXECUTED AND DELIVERED BY MARC NEWMAN AND DOUG NEWMAN AT CLOSING. Marc Newman and Doug Newman agree to execute and deliver to and for the benefit of Fireball, Zenex Telecom, Prestige and Zenex Long Distance and their respective officers, directors, employees and agents, at Closing, releases substantially in the form of EXHIBIT 2.9 to this Agreement (the "Releases"), which shall be a full and complete general release and discharge by Marc Newman and Doug Newman of any and all claims or causes of action which either Marc Newman or Doug Newman has, have, might have had, or hereafter might have had against Fireball, Zenex Telecom, Prestige, Zenex Long Distance and/or each of their respective officers, directors, employees and agents, except: (i) for any indemnification rights that the Marc Newman and Doug Newman have immediately before Closing as officers or directors of those respective entities under their current Certificates of Incorporation or By-Laws, or applicable law, subject to the express terms and conditions thereof; and (ii) their ability to enforce their rights and entitlements under this Agreement against the Parties hereto. In addition to the forgoing, in consideration of the payments being made to them and the other valuable consideration being provided to them under this Agreement, Marc Newman and Doug Newman agree: (i) to release and surrender any and all Liens which have been granted to them, or either of them, on any assets or stock of Zenex Telecom, Prestige or Zenex Long Distance to include, without limitation, any and all pledges and security interests granted to them, or either of them, in the Prestige or Zenex Long Distance common stock; (ii) to obtain the release of all liens held as to the stock and/or assets of Zenex Telecom, Prestige



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

and/or Zenex Long Distance by either Harris or FuturOmega; and (iii) shall execute and deliver to Fireball or obtain from Harris and/or FuturOmega, as the case may be, and deliver to Fireball at Closing the appropriate UCC termination statements that are needed in order to effect the release of record of any financing statements filed by them, or any of them, or by Harris and/or FuturOmega, to perfect such security interests.

                  2.10 CLOSING. Consummation of the transactions contemplated by this Agreement shall take place on the Closing Date, provided all of the conditions precedent to the Parties respective obligations under this Agreement have been fully performed and satisfied in accordance with this Agreement. The Closing shall be effected on the Closing Date.

                  2.11 CLOSING DATE DELIVERIES BY FIREBALL AND BY ZENEX TELECOM. At Closing, each of Fireball and Zenex Telecom shall execute and deliver to the Shareholders, respectively, the following as indicated below:

                           2.11.1 The payment of the Purchase Price in the manner required under the provisions of this Article II to be allocated among the Shareholders in the manner specified by EXHIBIT 2.3;

                           2.11.2 The assignment of the Eagle Agreement and the stock certificates representing all of the shares of Eagle Stock owned by Zenex Telecom on the Closing Date, duly executed or endorsed for transfer to Marc Newman and Doug Newman, in such proportions as they shall designate to Zenex Telecom on EXHIBIT 2.6, by Zenex Telecom, or with respect to the Eagle Stock accompanied by stock powers duly executed by Zenex Telecom for transfer of the Eagle Stock to Marc Newman and Doug Newman in the proportions so indicated.

                  2.12 CLOSING DATE DELIVERIES BY THE SHAREHOLDERS. At Closing, the Shareholders shall deliver to Fireball and/or to Zenex Telecom, as the case may be, the following items, as indicated below:

                           2.12.1 A certified copy of the Board of Directors resolutions of Zenex Telecom, Prestige and Zenex Long Distance, respectively, as applicable, as required and represented under the provisions of Sections 2.5, 2.6 and 3.1, respectively, of this Agreement, expressly approving, as applicable, Zenex Telecom entering into this Agreement, the transfer and assignment by Zenex Telecom to the Marc Newman and Doug Newman of the Eagle Stock and Eagle Agreement for the considerations stated in this Agreement and the election of the persons designated in Section 2.7, above, to each of their respective Board of Directors;

                           2.12.2 Certificates evidencing the Shares in the respective amounts set forth on EXHIBIT 2.3 to this Agreement, duly endorsed for transfer, in such manner as Fireball may direct by written instructions, by the Shareholders, or accompanied by stock powers duly executed by each of the Shareholders with regard to their respective Shares for transfer to Fireball;

                           2.12.3 The transfer and assignment by Marc Newman and Doug Newman, respectively, of all of their right, title and interest in, to and under the Stock Option Agreements as set forth and fully described on EXHIBIT 2.3 to this Agreement, such that Fireball shall have full rights to exercise the Stock Options in accordance with the the Stock Option Agreements from and after Closing, as fully as Marc Newman and Doug Newman could have exercised such Stock Options on the Closing Date;

                           2.12.4 The executed Resignations of Marc Newman and Doug Newman;

                           2.12.5 Original, executed copies of the Releases and any and all necessary UCC Termination Statements pertaining to any financing statements filed with regard to all security interests granted to Marc Newman or Doug Newman or to Harris or FuturOmega, in the stock or assets of Zenex Telecom, Prestige or Zenex Long Distance, which Releases shall be substantially in the form of EXHIBIT 2.9 to this Agreement, delivered to Fireball and Zenex Telecom, executed by Marc Newman and Doug Newman, respectively, and/or Harris or FuturOmega, as the case may be (collectively, the "Releases").

                           2.12.6 Such other documents, assignments, transfers or officers' certificates as Fireball may deem reasonable and necessary in order to fully effectuate the transaction contemplated by this Agreement under the circumstances.

                                   ARTICLE III
                        REPRESENTATIONS AND WARRANTIES OF
                           MARC NEWMAN AND DOUG NEWMAN

                  Marc Newman and Doug Newman (collectively referred to in this Article III as the "Newmans") covenant and agree to prepare and deliver to Fireball on the Closing Date complete and correct copies of each of the Exhibits required to be provided to Fireball by this Agreement. Marc Newman and Doug Newman also do each respectively represent and warrant to Fireball as of the Closing Date hereunder, as follows:

                  3.1 ORGANIZATION AND STANDING OF ZENEX TELECOM, PRESTIGE AND ZENEX LONG DISTANCE. Zenex Telecom is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, each of Prestige and Zenex Long Distance is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma, and each of Zenex Telecom, Prestige and Zenex Long Distance has all requisite power and authority (corporate and other), and is duly qualified and licensed and possesses all respective licenses, franchises, permits and other governmental authorizations necessary to own, lease and operate its respective assets and properties and to conduct its respective business as now being conducted by it, including, without limitation, the full power and authority for Zenex Long Distance to provide long distance calling cards and service in the telecommunications industry and for Zenex Telecom, Prestige and Zenex Long Distance, respectively, to enter into and perform its respective obligations under this Agreement and the transactions contemplated in this Agreement. Each of Zenex Telecom, Prestige and Zenex Long Distance is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its respective ownership or leasing of property or the conduct of its respective business requires such licensing or qualification and where the failure to be so licensed, qualified or in good standing would have a material adverse effect on the financial condition, operations, business or prospects of Zenex Telecom, Prestige or Zenex Long Distance, respectively. Other than Zenex Telecom's ownership of Prestige and the Eagle Stock and Prestige's ownership of the issued and outstanding capital stock of Zenex Long Distance, neither Zenex Telecom, Prestige nor Zenex Long Distance owns any equity interest, directly or indirectly, in any corporation, limited liability company, partnership, joint venture, firm or other entity, of any kind or nature. All approvals of this Agreement required to be obtained from the Board of Directors or the Shareholders of Zenex Telecom, Prestige or of Zenex Long Distance under their respective Articles or Certificate of Incorporation or Bylaws, or under applicable law, have been obtained.

                  3.2 CAPITALIZATION OF PRESTIGE AND ZENEX. The authorized capital stock of Zenex Telecom consists of One Hundred Million (100,000,000) shares of Common Stock, par value, $0.001 per share, ("Zenex Telecom Stock"), of which Twenty Nine Million Five Hundred Eight Thousand Two Hundred Ninety (29,508,290) shares are issued and outstanding and Twenty Million (20,000,000) shares of Preferred Stock, par value, $0.001 per share, of which none are issued and outstanding. There are not any shares of the capital stock of Zenex Telecom held in its treasury. All of the issued and outstanding shares of the Zenex Telecom Stock are duly and validly authorized and issued, fully paid and non-assessable and have not been issued in violation of any pre-emptive rights. All of the outstanding capital stock of Prestige is owned by Zenex Telecom and all of the outstanding capital stock of Zenex Long Distance is owned by Prestige. All of the issued and outstanding shares of stock of Prestige and of Zenex Long Distance, respectively, are duly and validly authorized and issued, fully paid and non-assessable and have not been issued in violation of any pre-emptive rights. The Shareholders are the record owners of all of the Shares set forth opposite their names on EXHIBIT 2.3 to this Agreement and at Closing the Shares will be free and clear of all liens, encumbrances, pledges, options, charges, claims, security interests, agreements, equities and assessments whatsoever, with the Shareholders having full right and authority to sell, assign, transfer and deliver their Shares as provided in this Agreement. The Shareholders own their Shares in the respective amounts and titled in the manner set forth opposite their names on EXHIBIT 2.3. The Shares listed on EXHIBIT 2.3 to this Agreement constitute all of the Zenex Telecom Stock owned by or held for the benefit of the Shareholders or their respective Affiliates, or any other member of their family, with the sole exception of Marc Newman's mother. At Closing, all of the shares of Prestige stock are held by Zenex Telecom free and clear of all liens, encumbrances, pledges, options, charges, claims, security interests, agreements, equities and assessments whatsoever. Except as set forth on EXHIBIT 3.2 to this Agreement, there are no outstanding securities convertible into or exchangeable for the capital stock of either Zenex Telecom, Prestige or Zenex Long Distance, respectively, and, except for the Stock Options, there are no outstanding options, rights (pre-emptive or otherwise), or warrants to purchase or to subscribe for any equity securities of either Zenex Telecom, Prestige or Zenex Long Distance, respectively. All outstanding options, rights or warrants to purchase or subscribe for any equity securities of Zenex Telecom are set forth and fully described on EXHIBIT 3.2



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
to this Agreement. The Stock Option Agreements listed on EXHIBIT 2.3 constitute all of the Stock Option Agreements owned by, or held for the benefit of, Marc Newman or Doug Newman or their, respective Affiliates, or any other member of their family. Marc Newman and Doug Newman hold their respective interests in the Stock Option Agreements free and clear of all liens, encumbrances, pledges, options, charges, claims, security interests, agreements, equities and assessments whatsoever with Marc Newman and Doug Newman having full right and authority to sell, assign, transfer and deliver the Stock Option Agreements to Fireball as herein provided. Except as listed on EXHIBIT 3.2 of this Agreement, there are no outstanding agreements, arrangements, commitments or understandings of any kind affecting or relating to the voting, issuance, purchase, redemption, repurchase or transfer of the capital stock of either Zenex Telecom, Prestige or Zenex Long Distance, respectively, or of any equity securities of either Zenex Telecom, Prestige or Zenex Long Distance, respectively, except as expressly provided for and described in this Agreement.

                  3.3 TRADE NAMES. To the knowledge of the Newmans, no other person, firm or corporation is presently using or claiming, or has the right to use or claim, any of the following trade names: "Zenex Telecom," "Prestige Investments, Inc.," Zenex Long Distance, Inc." or "Zenex Communications, Inc.," or to any of the trademarks, logos or symbols used by either Zenex Telecom, Prestige or Zenex Long Distance in conjunction with said trade names, respectively. Zenex Telecom, Prestige and Zenex Long Distance have not conferred any right or license to use any of the aforesaid trade names, trademarks, logos, or symbols on any other person, firm or corporation. After the Closing Date, the Shareholders shall forego and not make a claim to any right, title or interest in or to the use of the trade names listed above in this Section, or any trademarks, logos or symbols currently used or previously used by Zenex Telecom, Prestige, Zenex Long Distance or the Shareholders in conjunction with any of those said trade names or otherwise in any manner in conjunction with the business being currently conducted by Zenex Telecom or Zenex Long Distance.

                  3.4 FINANCIAL STATEMENTS. The Shareholders have delivered to Fireball each of the following financial statements: (i) the unaudited financial statements of Zenex Telecom and of Zenex Long Distance, respectively (consisting of a balance sheet and the related income statements), prepared internally by Zenex Telecom and Zenex Long Distance, respectively, as of and for the year ending December 31, 2001; and (ii) the unaudited internal financial statements of Zenex Telecom and Zenex Long Distance, respectively (consisting of a balance sheet and the related income statements) as of and for the one-month period ending January 31, 2002 (collectively, the "Financial Statements"). The Financial Statements fairly present the financial condition and results of operations of Zenex Telecom and Zenex Long Distance, respectively, as of the dates and for the periods indicated therein, were prepared in accordance with the books and records of Zenex Telecom and Zenex Long Distance, respectively. The respective books and records of Zenex Telecom and Zenex Long Distance, on the basis of which such Financial Statements were prepared, fully and fairly reflect all of the respective transactions of Zenex Telecom and Zenex Long Distance, and are complete and correct in all material respects. The respective books of account of Zenex Telecom and Zenex Long Distance reflect substantially all of their respective, material items of income and expense, and substantially all of their respective, material assets, liabilities and accruals, and are maintained in form and substance adequate for preparing audited Financial Statements in accordance with generally accepted accounting principles.

                  3.5 LIABILITIES. To the knowledge of the Newmans, neither Zenex Telecom, Prestige nor Zenex Long Distance has any indebtedness, obligation or liability, contingent or otherwise, i.e. Liabilities, whether due or to become due, which is required by generally accepted accounting principles to be reflected in the Financial Statements, or which is material, except (i) those reflected in their respective Financial Statements, (ii) those individual Liabilities subsequently, respectively, incurred by them in the Ordinary Course of Business, or (iii) those set forth in EXHIBIT 3.5 to this Agreement. Except as set forth on Exhibit 3.5 to this agreement, all deposit accounts and notes payable, and other Liabilities of Zenex Telecom, Prestige or of Zenex Long Distance, respectively, are current and not in default.

                  3.6 TAXES. Except for calendar year 2001 and 2002, to the best of the knowledge and belief of the Shareholders, each of Zenex Telecom, Prestige and Zenex Long Distance has fully filed with the appropriate governmental agencies, all tax reports and returns required to be filed, including, without limitation, all federal, state and local income, franchise, sales and property tax returns. A complete and accurate copy of the 2000 Returns has previously been provided to Fireball. Each of Zenex Telecom, Prestige and Zenex Long Distance has duly paid in full, or made adequate provision for the payment of, all taxes and other charges shown on all Returns to be due or claimed to be due in regard to such tax returns by federal, state or local taxing authorities. There are no federal, state or local tax liens upon any of the Property or assets of either Zenex Telecom, Prestige or Zenex Long Distance. All of such reports and Returns are true, correct and complete in all material respects. To the knowledge of the Newmans, all of the tax liabilities of Zenex Telecom, Prestige and Zenex Long Distance for the current year to date and all prior years, whether or not they have become due and payable, have been paid in full and to the extent tax liabilities have accrued but not become payable, they are properly reflected on the books of Zenex Telecom, Prestige and Zenex Long Distance, respectively, or in the Financial Statements. No income, franchise, sales or property tax Return of either Zenex Telecom, Prestige or Zenex Long Distance is currently being audited by the Internal Revenue Service or any other taxing authority having jurisdiction over them. Except as set forth on EXHIBIT
3.6 to this Agreement, each of Zenex Telecom, Prestige and Zenex Long Distance is not a party to, or bound by, or has any obligation under any tax sharing or similar agreement. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any state or federal income tax return of Zenex Telecom, Prestige or Zenex Long Distance for any period. Neither Zenex Telecom, Prestige nor Zenex Long Distance is a party to any action or proceeding by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes by any governmental authority has been asserted against either Zenex Telecom, Prestige or Zenex Long Distance. All federal or state income taxes that either Zenex Telecom, Prestige or Zenex Long Distance is or was required by applicable laws to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other Person who is entitled by law to receive such withholding.

                  3.7 PROPERTY AND ASSETS. To the knowledge of the Newmans, neither Zenex Telecom, Prestige nor Zenex Long Distance owns any real property and the real property leased by Zenex Telecom or Zenex Long Distance has never been owned by anyone of them. Zenex Telecom,

Prestige and Zenex Long Distance each has good and marketable title to all of its respective Property. To the knowledge of the Newmans, the Property is in good operating condition and repair, normal wear and tear excepted.

                  3.8 LITIGATION AND PROCEEDINGS. Other than the threatened legal action by Fireball and except as set forth in EXHIBIT 3.8 hereto, (i) there is not pending any legal, administrative, arbitration, governmental or other proceeding to which any of the Shareholders, Zenex Telecom, Prestige or Zenex Long Distance is a party, or, to the knowledge of the Newmans, or of Zenex Telecom, Prestige or Zenex Long Distance, to which any of them is threatened to be made a party; (ii) to the knowledge of the Newmans, none of the Shareholders, Zenex Telecom, Prestige or Zenex Long Distance is under any investigation with respect to, or is charged with any violation or alleged violation of, any federal, state, local or other law or regulation; (iii) to the knowledge of the Newmans, neither any of the Shareholders, Zenex Telecom, Prestige nor Zenex Long Distance, respectively, is subject to any order of any federal, state, or local court or other governmental agency not generally applicable to entities engaged in the same business as Zenex Telecom and/or Zenex Long Distance; (iv) no Person has asserted, and to the knowledge of the Shareholders, Zenex Telecom, Prestige or of Zenex Long Distance, no Person has grounds to assert any material claims against any of the Shareholders, Zenex Telecom, Prestige or Zenex Long Distance, based upon the wrongful action or inaction of any of the Shareholders, Zenex Telecom, Prestige or Zenex Long Distance, or any of the respective officers, directors, agents or employees of Zenex Telecom, Prestige or Zenex Long Distance; and (v) no one has asserted and, to the knowledge of the Newmans, Zenex Telecom, Prestige or Zenex Long Distance, there do not exist grounds for any claims against any of the Shareholders, Zenex Telecom, Prestige or Zenex Long Distance which have resulted or may result in litigation that will prevent or delay the consummation of the transactions contemplated by this Agreement.

                  3.9 AUTHORITY. Each of the Shareholders and Zenex Telecom has full power and authority to carry out the transactions provided for in this Agreement on the terms and conditions set forth herein. The respective execution and delivery by Zenex Telecom of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action. This Agreement constitutes a valid and legally binding obligation of Zenex Telecom and each of the Shareholders, respectively, except that the enforcement of the rights and remedies created by this Agreement is subject to bankruptcy, insolvency, reorganization and similar laws of general application affecting the rights and remedies of creditors and that the availability of the remedy of specific performance or of injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought. Except as listed on EXHIBIT 3.9 hereto, neither the execution and delivery of this Agreement, nor the consummation by the Shareholders or Zenex Telecom of the contemplated transactions in accordance with the terms and conditions of this Agreement, nor the respective compliance by the Shareholders and Zenex Telecom with any of the provisions of this Agreement, will violate, conflict with, result in a breach of, constitute a default under, accelerate the performance required by the terms of, or permit the termination of any order, writ, injunction, decree, statute, rule, regulation or policy guidelines applicable to the Shareholders, Zenex Telecom, Prestige or Zenex Long Distance, respectively, or any contract, agreement, indenture or instrument that any of the Shareholders, Zenex Telecom,

Prestige or Zenex Long Distance is a party or by which any of the Shareholders, Zenex Telecom, Prestige or Zenex Long Distance is bound or committed or the respective Articles of Incorporation or Bylaws of Zenex Telecom. Except for the approvals contemplated by this Agreement, each of the Shareholders, Zenex Telecom, Prestige and Zenex Long Distance is not required to obtain any consent, approval, order or authorization of, or to effect any registration, declaration or filing with, any governmental authority, or court, or under any court order, decree, or contract, agreement, indenture or instrument to which any of the Shareholders, Zenex Telecom, Prestige or Zenex Long Distance is a party, or that any of them is bound or committed in connection with the execution and delivery of, or the consummation of the transactions contemplated in, this Agreement.

                  3.10 ABSENCE OF CERTAIN CHANGES. Except as set forth in
EXHIBIT 3.10 to this Agreement or permitted by this Agreement, since December 31, 2001, none of the following actions, changes or matters has been taken by or transpired with regard to either Zenex Telecom, Prestige or Zenex Long Distance:

                           3.10.1 any material adverse change in the financial condition, operations, business or prospects of either Zenex Telecom, Prestige or Zenex Long Distance, respectively, either individually or taken as a whole, other than changes which are the result of changes in laws or regulations, conditions affecting the economy generally or other factors affecting the telecommunications industry in general;

                           3.10.2 any sale, assignment, transfer, purchase or other disposition of any tangible or intangible asset of either Zenex Telecom, Prestige or Zenex Long Distance, except in the Ordinary Course of Business consistent with past practice, and for fair and adequate consideration;

                           3.10.3 any suffering of any damage, destruction, or loss, whether as the result of fire, explosion, tornado, earthquake, accident, casualty, labor trouble, requisition or taking of property by any government or any agency of any government, flood, windstorm, embargo, riot or act of God or the enemy, or other similar or dissimilar casualty or event or otherwise, and whether or not covered by insurance, materially and adversely affecting the business, property, or assets of Zenex Telecom, Prestige or Zenex Long Distance;

                           3.10.4 any increase in the compensation payable or to become payable by Zenex Telecom, Prestige or Zenex Long Distance to any of its directors, officers, employees, agents, consultants, or any bonus granted to any such persons, except in the Ordinary Course of Business consistent with past practice;

                           3.10.5 any material change in the method of record keeping employed by Zenex Telecom, Prestige or Zenex Long Distance;

                           3.10.6 any issuance or sale by Zenex Telecom, Prestige or Zenex Long Distance of any corporate debt securities, or any borrowings of money or other pledging of any of their respective credit, except in the Ordinary Course of Business consistent with past borrowing practices;

                           3.10.7 any occurrence of any other material obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the Ordinary Course of Business;

                           3.10.8 any mortgage, pledge, or subjecting to Lien, claim, security interest, charge, Encumbrance, or restriction (other than Permitted Title Exceptions) of any of the assets or properties of Zenex Telecom, Prestige or Zenex Long Distance;

                           3.10.9 any discharge or satisfaction of any Lien, mortgage, pledge, claim, security interest, charge, Encumbrance, or restriction or payment of any obligation or liability (absolute or contingent), of Zenex Telecom, Prestige or Zenex Long Distance, other than in the Ordinary Course of Business;

                           3.10.10 any declaration or payment of dividends by Zenex Telecom, Prestige or Zenex Long Distance on its respective capital stock;

                           3.10.11 any cancellation or compromise by Zenex Telecom, Prestige or Zenex Long Distance of any material debt or claim, other than in the Ordinary Course of Business or upon payment in full;

                           3.10.12 any waiver by Zenex Telecom, Prestige or Zenex Long Distance of any material rights of value, other than in the Ordinary Course of Business or upon payment in full;

                           3.10.13 except in the Ordinary Course of its Business, any entering into, or agreeing to enter into, any agreement or arrangement granting any preferential right to purchase any of their respective assets, properties, or rights or requiring the consent of any party to the transfer and assignment of any such respective assets, properties, or rights;

                           3.10.14 any entering into of any material transaction, contract, or commitment outside the Ordinary Course of its Business;

                           3.10.15 any introduction of any material change with respect to the operation of its Business, including, without limitation, its method of accounting (exclusive of changes generally applicable to the telecommunications industry such as, without limitation, changes in licensing statutes, rules and regulations, changes in accounting principles, rules and practices and changes in tax laws and regulations, and the prevailing interpretation of any thereof);

                           3.10.16 any receipt of notice or knowledge of, or reason to believe that any labor unrest exists among any of the Employees, or that any group, organization or union has attempted to organize any of the Employees;

                           3.10.17 any failure to keep and operate Zenex Telecom's and Zenex Long Distance's business organization intact and to seek to preserve the goodwill of its customers, suppliers and others with whom it has business relations;

                           3.10.18 any making by either Zenex Telecom, Prestige or Zenex Long Distance of any capital expenditure or capital addition or betterment in excess of $10,000 per respective project;

                           3.10.19 any making by Zenex Telecom, Prestige or Zenex Long Distance of any loan or discount or entering into a financing lease (A) that was not been made for good, valuable and adequate consideration in the Ordinary Course of Business, and (B) that was not been evidenced by notes or other evidences of indebtedness which are true, genuine and what they purport to be;

                           3.10.20 any agreement to do any of the foregoing; or

                           3.10.21 any issuance, transfer, sale, pledge, assignment or conveyance of any shares of the capital stock of Zenex Telecom, Prestige or Zenex Long Distance.

                  3.11 EMPLOYEE BENEFIT PLANS. Except as disclosed on EXHIBIT
3.11 to this Agreement, Zenex Telecom, Prestige and Zenex Long Distance do not have any Employee Plans. Except as is disclosed in this Agreement, there are no pending or, to the knowledge of either Zenex Telecom, Prestige or Zenex Long Distance, any threatened claims by or on behalf of Zenex Telecom, Prestige or Zenex Long Distance, by any employee involving the alleged breach of fiduciary duties or violations of other applicable state or federal law which could result in liability on the part of Zenex Telecom, Prestige or Zenex Long Distance under ERISA or any other law, nor, to the knowledge of Zenex Telecom, Prestige or Zenex Long Distance, is there any basis for such a claim.

                  3.12 NO IMPENDING MATERIAL ADVERSE EVENTS. Except as disclosed in EXHIBIT 3.12 to this Agreement, as of the date hereof, to the knowledge of the Newmans, there are no impending loss of Zenex Telecom's or Zenex Long Distance's Business, or of any other presently existing facts or circumstances that would be reasonably likely to have a material adverse effect upon the financial condition, results of operations, business, or prospects of Zenex Telecom or Zenex Long Distance, other than changes that are the result of changes in laws or regulations or other factors affecting the telecommunications industry in general

                  3.13 BOOKS AND RECORDS. The minute books of Zenex Telecom, Prestige and of Zenex Long Distance, respectively, reflect accurately all significant action ever taken by the respective shareholders and Board of Directors (or any committee thereof), of Zenex Telecom, Prestige or Zenex Long Distance.

                  3.14 FULL DISCLOSURE. To the knowledge of the Newmans, none of the information concerning Zenex Telecom, Prestige or Zenex Long Distance contained in this Agreement and the Exhibits and schedules hereto, or in any of the lists, documents or instruments attached hereto or to be delivered to Fireball by or on behalf of Zenex Telecom, Prestige, Zenex Long Distance or the Shareholders, as contemplated by any provision of this Agreement, or in any of the applications or documents filed with governmental agencies in connection with the Tariffs, or for the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein, taken as a whole with all other such lists, documents, instruments or other information so furnished in light of the circumstances in which they are made, not misleading.

                  3.15 SIGNIFICANT AGREEMENTS. Except as set forth in EXHIBIT
3.15 to this Agreement, neither Zenex Telecom, Prestige nor Zenex Long Distance is a party to (in its own name or as a successor in interest) nor bound by any written or oral:

                           3.15.1 contracts or commitments involving employment, consulting, deferred compensation, profit sharing, pension, bonus, retirement, percentage compensation, incentive compensation, service award, severance payment, employee benefit, or stock options or warrants;

                           3.15.2 leases or licenses with respect to any property, real or personal, as lessor, lessee, licensor, or licensee, except leases of personal property with Zenex Telecom, Prestige or Zenex Long Distance, as lessee, with rental payments of less than $5,000 per annum in the aggregate;

                           3.15.3 contract or commitment for capital expenditures in excess of $50,000 for any one project;

                           3.15.4 material contract or commitment made other than in the Ordinary Course of Business for the purchase of materials or supplies or for the performance of services for a period extending beyond December 31, 2002;

                           3.15.5 contract or option for the purchase of any real or personal property other than in the Ordinary Course of Business;

                           3.15.6 letter of credit or guarantee agreement;

                           3.15.7 collective bargaining or other agreement entered into with any union or other entity representing employees;

                           3.15.8 contract or commitment to (a) acquire investment securities in excess of $5,000, or (b) to extend credit in excess of $5,000, in each case for any one contract or commitment; or

                           3.15.9 contracts, commitments, or agreements not otherwise described in Subsections 3.15.1 - 3.15.8, above, made other than in the Ordinary Course of Business, in an amount with a value of more than $5,000 in the aggregate.

                  Each of Zenex Telecom, Prestige and Zenex Long Distance has performed in all material respects all material obligations required to be performed by it to date, and is not in default under, and no event has occurred which, with the lapse of time or action by a third party, would result in a default under, any presently outstanding note, indenture, mortgage, lease, contract, commitment, or agreement to which either Zenex Telecom, Prestige or Zenex Long Distance is a party, or by which it is bound and which is material, or is set forth in EXHIBIT 3.15 hereto, and each such presently outstanding note, indenture, mortgage, lease, contract, commitment, or agreement is a valid, legally binding obligation of either Zenex Telecom, Prestige or Zenex Long Distance, and the other party or parties thereto.

                  3.16 INSURANCE. EXHIBIT 3.16 hereto lists the insurance policies which either Zenex Telecom, Prestige or Zenex Long Distance has in full force and effect with respect to its respective assets and business. Except as disclosed in EXHIBIT 3.16, since December 31, 2001, to the knowledge of the Newmans, neither Zenex Telecom, Prestige nor Zenex Long Distance has received any notice of cancellation with respect to any of its respective insurance policies or bonds, and within the last three (3) years neither Zenex Telecom, Prestige nor Zenex Long Distance has been refused any insurance coverage sought or applied for (except where the refusal of coverage relates to an insurer's ceasing generally to offer a particular type of coverage), and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire.

                  3.17 TRANSACTIONS WITH AFFILIATED PERSONS. Except as listed in
EXHIBIT 3.17 hereto, or elsewhere in this Agreement, to the knowledge of the Newmans, no"Affiliate" of either Zenex Telecom, Prestige or Zenex Long Distance has engaged in any material transactions with either Zenex Telecom, Prestige or Zenex Long Distance.

                  3.18 NO DEFAULT. Each of the Shareholders, Zenex Telecom, Prestige, and Zenex Long Distance is not in default under and no event has occurred which, with the lapse of time or action by a third party, would result in a default under the terms of (i) any judgment, decree, order, or writ of any agency of any government or court, whether federal, state or local and whether at law or in equity, or (ii) any license, permit, tariff, rule or regulation of any federal or state or local governmental agency which default would have a materially adverse effect upon the financial condition, results of operation, business, properties or marketing efforts of Zenex Telecom or Zenex Long Distance.

                  3.19 BOOKS AND RECORDS. To the knowledge of the Newmans, the books of account, minutes books, stock record books and other records of Zenex Telecom, Prestige and of Zenex Long Distance, all of which have been made available to Fireball, are complete and correct and have been maintained in accordance with sound business practices. At the Closing hereunder, all of those books and records will be in possession of Zenex Telecom, Prestige and/or Zenex Long Distance.

                  3.20 NO INJUNCTIONS OR ORDERS. To the knowledge of the Newmans, neither Zenex Telecom, Prestige nor Zenex Long Distance is a party to any agreement, and neither Zenex Telecom, Prestige nor Zenex Long Distance is subject to or threatened with, any injunctions of any court or orders of any federal, state or municipal court, governmental department, commission, board, bureau, agency or instrumentality, that would limit or otherwise adversely affect Zenex Telecom's and/or Zenex Long Distance's ability to conduct its business in the ordinary course, or would limit or otherwise adversely affect its ability to conduct the Business after the Closing substantially as the Business is currently being conducted by Zenex Telecom and Zenex Long Distance.

                  3.21 INTELLECTUAL PROPERTY. To the knowledge of the Newmans, Zenex Telecom and Zenex Long Distance, respectively, own, or have licenses to use, any and all Know-How, Patents, Technology, trademarks, copyrights or other Intellectual Property rights required for the operation of the Business.

                  3.22 TARIFFS. EXHIBIT 3.22 of this Agreement sets forth a list of all tariffs, licenses, consents, permits, approvals and authorizations of all governmental authorities (collectively, the "Tariffs") owned by Zenex Telecom or Zenex Long Distance. All Tariffs are in full force and effect and are all of such authorizations required for the operation of the Business. Zenex Telecom and/or Zenex Long Distance have complied with the terms of the Tariffs and there are no pending matters or actions which could adversely affect the operation of the Business. To the knowledge of the Newmans, the change in ownership of the stock of Zenex Telecom from the Shareholders to Fireball will not require the consent and approval of the governmental authorities which regulate the Tariffs.

                  3.23 COMPLIANCE WITH LAWS AND ORDERS. Zenex Telecom has duly filed with the SEC and, to the knowledge of the Newmans, any other applicable federal or state regulatory authorities, as the case may be, to the knowledge of the Newmans in correct form, all of the reports required to be filed by, and to the knowledge of the Newmans, is in material compliance in all material respects with, all federal and state laws, rules, regulations, policy guidelines, orders and requirements applicable to it including without limitation all federal and state securities laws and regulations and, to the knowledge of the Newmans, all such reports were in all material respects, true, correct, complete and accurate and in compliance with the requirements of all applicable laws and regulations.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF FIREBALL

                  Fireball hereby makes the following representations and warranties to each of the Shareholders as of the Closing Date, as follows:

                  4.1 ORGANIZATION AND STANDING OF FIREBALL. Fireball is a limited liability company organized, validly existing and in good standing under the laws of the State of Oklahoma. Fireball has the full power and authority to enter into and perform under this Agreement and the transactions contemplated hereby.

                  4.2 AUTHORITY. Fireball has full power and authority to carry out the transactions provided for in this Agreement on the terms and conditions set forth herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Fireball have been, or will be prior to the Closing Date, duly and validly authorized by all necessary action in accordance with Fireball's Operating Agreement and applicable law. This Agreement constitutes a valid and legally binding obligation of Fireball, enforceable against Fireball in accordance with its terms, except that the enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, reorganization and similar laws of general application affecting the rights and remedies of creditors and that the availability of the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought. Neither the execution and delivery of this Agreement, nor the consummation by Fireball of the transactions contemplated hereby, will conflict with, require a consent under, or result in a breach of, any terms, condition or provision of, or constitute a default under, (a) the Articles of Organization or Operating Agreement of Fireball, (b) any agreement, indenture, mortgage, deed of trust, lease, license or other instrument to which Fireball is a party or by which it is bound, or any license, permit or certificate held by it, or (c) any applicable provision of law or any rule or regulation of any federal, state or local administrative agency or governmental authority applicable to Fireball, or material order, judgment or decree to which Fireball is subject.

                  4.3 LEGAL PROCEEDINGS. Fireball is not engaged in, nor is there pending or, to Fireball's knowledge, threatened, any action, dispute, claim, litigation, arbitration, investigation or other proceeding at law or equity or before any governmental or other administrative agency that could materially and adversely affect Fireball's ability to perform any of its payment or other obligations hereunder or the transactions contemplated by this Agreement, or that would otherwise materially adversely affect the financial condition of Fireball, or its opportunity to successfully operate from and after the Closing Date. To its knowledge, Fireball is not under any investigation with respect to, or is charged with any violation or alleged violation of, any federal, state, local or other law or regulation. To its knowledge, Fireball is not subject to any order of any federal, state or local court or any other governmental agency not generally applicable to entities engaged in the same business as Fireball. No Person has asserted, and to the knowledge of Fireball, no Person has grounds to assert any material claims against Fireball based upon the wrongful action or inaction of any of Fireball's members, officers, agents or employees.

                  4.4 CONSENTS AND APPROVALS. No consents or approvals of or filings or registrations with, or notices to any governmental agency, commission or authority are necessary, and no waiting periods related thereto are required to expire, in connection with (i) the execution and delivery by Fireball of this Agreement and (ii) the consummation by Fireball of the transactions contemplated in this Agreement.

                  4.5 ADEQUATE FINANCIAL RESOURCES. The financial resources of Fireball are sufficient to allow Fireball to fund all of its obligations under this Agreement.

                  4.6 FULL DISCLOSURE. To Fireball's knowledge, none of the information concerning Fireball contained in this Agreement and the exhibits and schedules hereto, or in any of the lists, documents or instruments attached hereto or to be delivered by or on behalf of Fireball as contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein, taken as a whole with all other such lists, documents, instruments or other information so furnished in light of the circumstances in which they are made, not misleading.

                  4.7 COMPLIANCE WITH LAWS AND ORDERS. To its knowledge, Fireball is in material compliance in all material respects with all federal and state laws, rules, regulations, policy guidelines, orders and requirements applicable to it to include, without limitation, all federal and state securities laws and regulations and all such reports were in all material respects true, correct, complete and accurate and in compliance with the requirements of applicable laws and regulations, provided that information as of a later date shall be deemed to modify information as of an earlier date.

                  4.8 NO DEFAULT. Fireball is not in default under and no event has occurred which, with the lapse of time or action by a third party, would result in a default under the terms of: (i) any judgment, decree, order, or writ of any agency of any government or court, whether federal, state or local and whether at law or in equity, or (ii) any license, permit, rule or regulation of any federal or state or local government agency which default would have a materially adverse effect upon the financial condition, results of operation, business, properties, assets or marketing efforts of Fireball.

                                    ARTICLE V
                 CONDITIONS TO OBLIGATIONS OF FIREBALL TO CLOSE

                  The obligations of Fireball to complete and consummate the transactions provided for in this Agreement shall be subject to the complete satisfaction, on or prior to the Closing Date, of each of the following conditions precedent, provided that any such condition may be expressly waived in writing by Fireball.

                  5.1 PERFORMANCE OF AGREEMENTS. Each of the Shareholders, Zenex Telecom, Prestige and Zenex Long Distance shall have performed all of their respective conditions, duties and obligations contained in this Agreement required to be performed by each of them prior to the Closing and specifically shall have obtained, on or before the date of this Agreement, the resolutions of the Board of Directors of Zenex Telecom authorizing and approving this Agreement in all respects. Each of the Shareholders shall be prepared to transfer and convey to Fireball, or its designee, as directed by Fireball, all of the Shares and Stock Option Agreements on the Closing Date in the manner required by this Agreement.

                  5.2 ABSENCE OF LITIGATION. There shall not be pending any action in any court of competent jurisdiction seeking to enjoin consummation of the transactions contemplated by this Agreement, or any action that, in the opinion of counsel for Fireball, after an independent review of readily available facts and applicable law, poses a significant risk of resulting in the divestiture by Fireball of Zenex Telecom, Prestige or Zenex Long Distance, or of any material portion of the assets of Zenex Telecom, Prestige or Zenex Long Distance, or otherwise threatens to significantly impair the value of the assets of Zenex Telecom, Prestige or Zenex Long Distance, or jeopardizes their respective ability to conduct the telecommunications business of Zenex Long Distance, or poses the possible assessment of significant damages against, or the imposition of any other materially adverse consequences upon, Zenex Telecom, Prestige or Zenex Long Distance.

                  5.3 RESIGNATION OF DIRECTORS AND OFFICERS. Shareholders shall be prepared to deliver to Fireball at Closing the executed originals of the Resignations in the form attached hereto as EXHIBIT 2.8 effective as of Closing.

                  5.4 RELEASES OF MARC NEWMAN, DOUG NEWMAN, HARRIS AND FUTUROMEGA. Shareholders shall be prepared to deliver to Fireball the executed originals of the Releases of Marc Newman and Doug Newman in the form attached hereto as EXHIBIT 2.9, effective as of Closing, as well as all of the executed original of the UCC Termination Statements that Marc Newman, Doug Newman, Harris and FuturOmega are required to deliver at Closing pursuant to Section 2.9.

                                   ARTICLE VI
                  CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDERS

                  The obligations of the Shareholders to complete the transactions provided for in this Agreement shall be subject to complete satisfaction on the Closing Date, of each of the following conditions precedent by Fireball, provided that any such condition may be expressly waived in writing by the Shareholders.

                  6.1 PERFORMANCE OF AGREEMENTS. Fireball shall have performed all conditions, agreements, duties and obligations contained in this Agreement required to be performed by it prior to the Closing Date, and shall be prepared to pay the Purchase Price to the Shareholders, in proportion to their respective ownership of the Shares, on the Closing Date in order to fully consummate the acquisition thereof pursuant to Sections 2.1 and 2.3 of this Agreement. Zenex Telecom shall be prepared to transfer, assign and convey the Eagle Stock and Eagle Agreement to Marc Newman and Doug Newman at Closing in the proportions set forth on EXHIBIT 2.6 in exchange for their execution and delivery to Fireball and Zenex Telecom of the Releases pursuant to Section 2.9 of this Agreement.

                  6.2 ABSENCE OF LITIGATION. There shall be no pending or, to the knowledge of Fireball, threatened litigation or administrative proceeding against Fireball seeking to restrain, prevent, rescind or change the terms of the transaction contemplated by this Agreement or to obtain damages in connection therewith or any preliminary injunction restraining such transactions, or any other such proceeding which if adjudicated against Fireball could have a materially adverse effect on the financial condition or prospects of Fireball.

                                   ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

                  7.1 TERMINATION. This Agreement may be terminated and the transactions contemplated in this Agreement abandoned at any time prior to the Closing (i) by mutual agreement of the Parties, (ii) at the option of Fireball or the Shareholders in the event the Closing shall not have been completed on or before March 31, 2002, or (iii) by Fireball, on the one hand, or the Shareholders, on the other hand, in the event there shall have been entered or rendered against the Shareholders, Zenex Telecom, Fireball, or any of their respective directors, officers, members, managers, employees or agents in any action or proceeding referenced in Sections 5.2 or 6.2 of this Agreement an injunction or a final judgment having one of the effects specified in such Sections. In the event of termination by Fireball or the Shareholders, as provided in this Section 10.1, written notice shall forthwith be given to the other Parties.

                  7.2 EFFECT OF TERMINATION. In the event of termination by Fireball or the Shareholders, as provided in Section 7.1 of this Agreement, (i) this Agreement shall forthwith become wholly void and of no effect, and there shall be no obligation or liability on the part of Fireball, the Shareholders and Zenex Telecom, or their respective officers, directors, members, managers, employees or agents; provided, however, that such limitation shall not apply in the event of a willful breach by Fireball or the Shareholders of any of their respective material agreement and covenants contained in this Agreement in which case the non-breaching party shall be entitled to recover from the breaching party all out-of-pocket costs (including without limitation reasonable attorney fees and expenses) that the non-breaching party incurred in connection with this Agreement.

                  7.3 RIGHTS AND REMEDIES OF THE PARTIES. Upon the default or breach of Fireball or of any of the Shareholders or Zenex Telecom, respectively, as the case may be, of the terms and conditions of this Agreement, then, and in such event, the non-defaulting party shall be entitled to pursue any and all remedies that may then be available to it, whether at law or in equity, as the result of the default or breach of the defaulting party to include, without limitation, the right, in lieu of termination, to seek the specific performance of the obligations of the defaulting party under the Agreement in which event, the defaulting party agrees that damages will not adequately compensate the non-defaulting party for the breach or default of the defaulting party hereunder and that the non-defaulting party is entitled to seek equitable relief and the specific performance of the obligations of the defaulting party under this Agreement. All of the non-defaulting party's remedies hereunder shall be deemed cumulative and not exclusive and the exercise of any one of such remedies shall not be deemed to be a waiver of any other right, remedy or privilege provided for herein or at law or in equity to the non-defaulting party.

                  7.4 AMENDMENT. This Agreement may be amended or modified in whole or in part at any time by an agreement in writing executed by all of the Parties hereto.

                  7.5 WAIVER. At any time prior to the Closing Date, any of the Parties may, on their own respective behalf:

                           7.5.1 waive any inaccuracies in the representations and warranties by the other party contained herein or in any document delivered by the other party pursuant hereto; or

                           7.5.2 waive compliance by the other party with the covenants, agreements or conditions contained herein.

                           7.5.3 Any agreement to such waiver shall be valid only if set forth in an instrument in writing executed by a duly authorized officer or representative of the party granting such waiver.

                                  ARTICLE VIII
                               FURTHER AGREEMENTS

                  8.1 BOOKS AND RECORDS AFTER CLOSING. From and after the Closing, all books and records of Zenex Telecom, Prestige and Zenex Long Distance pertaining to the Business of Zenex Telecom or Zenex Long Distance, or relating in any manner to the assets and operations of Zenex Telecom, Prestige or Zenex Long Distance, shall remain in their respective possession and control, but for two (2) years after the Closing, the Shareholders shall have the right, from time to time and at any time, to examine and copy, at their own expense and upon request during normal business hours, the books and records of either Zenex Telecom, Prestige or Zenex Long Distance pertaining to its Business and relating to any period prior to the Closing. The only expenses that will be charged to the Shareholders in connection with examining the respective books and records of Zenex Telecom, Prestige or Zenex Long Distance pertaining to its Business and relating to any period prior to the Closing pursuant to this Section 8.1, shall be the copying expenses for any of such books and records which the Shareholders request be copied.

                  8.2 COOPERATION AND RECORDS RETENTION. After Closing, each Party (considering, for purposes of this Section 8.2., the Shareholders, as one Party, and Fireball, as the other Party) shall (i) each provide to the other such assistance as may reasonably be requested by any of them in connection with the preparation of any income tax return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such tax return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, or proceeding or determination that affects any amount required to be shown on any income tax return of the other for any period. Without limiting the generality of the foregoing: (i) Marc Newman and/or Doug Newman specifically covenant and agree to promptly execute and deliver to any accounting firm preparing the audit of Zenex Telecom's and/or Zenex Long Distance's financial statements for calendar year 2001 any audit representation letter required by that accounting firm to be provided to it with regard to its conduct, completion and execution of that audit; (ii) Zenex Telecom shall retain until the applicable statutes of limitations

(including any extensions) have expired, copies of all income tax returns, supporting work schedules and other records or information which are relevant to such income tax return filed for all tax periods or portions thereof ending before or including the Closing Date, and shall not destroy or otherwise dispose of any such records without first providing the other Parties with a reasonable opportunity to review and copy the same. This Section 8.2 shall expressly survive the Closing of the transaction contemplated by this Agreement and shall be fully enforceable thereafter by the Parties, including, specifically, without limitation, the right of the non-defaulting Party to seek injunctive relief to enforce the performance of this Section 8.2 by the defaulting Party, in which event the defaulting Party agrees that such an equitable remedy is necessary and appropriate in view of the irreparable harm caused by a breach of this Section
8.2 and that a remedy at law would not be adequate.

                  8.3 COVENANTS NOT TO COMPETE OR SOLICIT BY MARC NEWMAN AND DOUG NEWMAN. Marc Newman and Doug Newman each covenant and agree that neither of them will, without the express prior written consent of Fireball, directly or indirectly, compete with, or own, manage, operate, control, lend to, consult with, engage or participate in the ownership, management, operation or control, or be connected with, whether as employee, agent, consultant or otherwise, any person, entity or corporation which is in competition with Zenex Telecom or Zenex Long Distance in the telecommunications industry with regard to the Business within the geographic area constituting the State of Oklahoma for a period of five (5) years beginning on the Closing Date and ending on the fifth anniversary of that date. This covenant not to compete is being acquired by Fireball from Marc Newman and Doug Newman as a material, valuable and integral part of Fireball's agreement to purchase the Shares and Stock Option Agreements as a part of the good will associated with the Business being conducted by Zenex Telecom and Zenex Long Distance. In addition to the foregoing, for the same five
(5) year period of time between the Closing Date and the fifth anniversary of that date, neither Marc Newman nor Doug Newman shall, directly or indirectly, solicit business from, divert business from, or attempt to convert to other methods of using the same services as provided by Zenex Telecom or Zenex Long Distance in performance of the Business, any client or account of Zenex Telecom or Zenex Long Distance or their respective Affiliates and, in addition, shall not, directly or indirectly, solicit for employment or employ any person who was an employee of Zenex Telecom, Prestige, or Zenex Long Distance, or their respective Affiliates, on March 1, 2002. For purposes of the application of this covenant not to solicit, the term "client or account" shall mean any Person or entity, any corporation, joint venture, partnership, individual or other legal entity who used the services provided by the Business of Zenex Telecom and Zenex Long Distance within the two (2) years prior to the Closing Date, or which maintains a customer relationship with the Business of Zenex Telecom and/or Zenex Long Distance on the Closing Date. Each of Marc Newman and Doug Newman has carefully read and considered the provisions of this Section 8.3 and having done so agrees that the restrictions set forth in this Section 8.3 as to the time period and the geographic area restriction of these covenants not to compete and not to solicit are fair and reasonable and are reasonably required for the protection of the interests of Fireball in acquiring the Shares and the Stock Option Agreements. In the event that, notwithstanding the foregoing, any of the provisions of this Section 8.3 shall be held to be invalid or unenforceable, the remaining provisions of this Section 8.3 shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable provision had not been included therein. In the event that any of the above provisions relating to the time period and/or geographical area of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or geographical area such court deems reasonable and enforceable, said time period and/or geographical area of restriction shall be deemed to become and thereafter be the maximum time period and/or geographical area which such court deems reasonable and enforceable under the applicable law. Marc Newman and Doug Newman each agree, in the event of a breach of the foregoing covenants not to compete and not to solicit by them, or either of them, that Zenex Telecom and Zenex Long Distance would be irreparably harmed and, accordingly, either of them shall be entitled to obtain the equitable remedy of injunctive relief against Marc Newman and Doug Newman, or either of them, to enjoin such breach, since an adequate remedy of law would not exist.

                  8.4 COVENANTS OF MARC NEWMAN AND DOUG NEWMAN NOT TO SUE OR PARTICIPATE IN ADVERSE LITIGATION AGAINST ZENEX TELECOM OR ITS AFFILIATES. As further consideration for Fireball agreeing to purchase the Shares and the Stock Option Agreements and as a material, valuable and integral part of this Agreement, Marc Newman and Doug Newman each agree, covenant and contract not to sue or otherwise institute or prosecute any action, claim or lawsuit in any form or forum against Fireball, Zenex Telecom, Prestige and/or Zenex Long Distance, and/or their respective Affiliates, or any member of the Board of Directors, officer, employee or agent of Zenex Telecom, Prestige, Zenex Long Distance and/or their respective Affiliates, save and except as may be necessary for Marc Newman or Doug Newman to enforce all of their respective rights, title and interests under this Agreement and save and further except their respective right to enforce and obtain the benefit of any and all indemnification rights to which they may be entitled under the respective Articles or Certificates of Incorporation or Bylaws of Zenex Telecom, Prestige and/or Zenex Long Distance, or under applicable law. Marc Newman and Doug Newman each further agree that he will not voluntarily participate in or aid, assist or abet in any manner any shareholder-related litigation involving the shareholders of Zenex Telecom, to include any lawsuit filed by any shareholders against Zenex Telecom, Fireball, or any members of the Board of Directors, officers, employees or agents of Zenex Telecom or its Affiliates. Marc Newman and Doug Newman further covenant and agree that in the event of the breach of the above and foregoing covenants in this Section 8.4 by them, or either of them, that Fireball and Zenex Telecom would be irreparably harmed and that either of them shall be entitled to seek an equitable remedy in the form of injunctive relief in order to enforce the provisions of this Section 8.4 against them since an adequate remedy at law would not be available.

                  8.5 MARC NEWMAN AND DOUG NEWMAN TO PROMOTE THE GOOD WILL AND BEST INTERESTS OF ZENEX TELECOM AND ITS AFFILIATES. Marc Newman and Doug Newman each agree, as a material inducement to Fireball to enter into and perform this Agreement and to purchase the Shares and the Stock Option Agreements pursuant to this Agreement, that each of them will actively promote and foster the best interests of Zenex Telecom and its Affiliates and make all appropriate efforts to maintain good will toward Zenex Telecom and its Affiliates, in all of his respective business and personal dealings. Specifically, without limitation, Marc Newman and Doug Newman agree that neither of them shall in any way denigrate the performance, condition or abilities of Zenex Telecom or any of its Affiliates with any of its existing, potential or future customers.

                                   ARTICLE IX
                     INDEMNIFICATION AND NATURE AND SURVIVAL
                        OF REPRESENTATIONS AND WARRANTIES

                  9.1 INDEMNITIES BY THE SHAREHOLDERS. The Shareholders hereby covenant and agree from and after the Closing Date hereunder, to indemnify, defend and hold harmless Fireball and its members, managers, employees and agents ("Fireball Indemnified Parties") from and against and in respect of any and all Damages, as that term is defined in Section 9.2 below, that any of the Fireball Indemnified Parties shall incur, suffer or have asserted against it or them following the Closing Date, which arise, result from or relate to:

                           9.1.1 Any breach of the Shareholders' representations or warranties contained in the Agreement, that survive the Closing, or in the Schedules or Exhibits of this Agreement, or in the documents or information provided by the Shareholders to Fireball with regard to the due diligence performed by Fireball since February 21, 2002, to the Closing Date.

                           9.1.2 Any claims asserted against any of the Fireball Indemnified Parties with respect to any actions or omissions of Marc Newman or Doug Newman occurring before the Closing Date with regard to the Business of Zenex Telecom or Zenex Long Distance, including, without limitation, all liabilities, claims and causes of action relating to the operation of the Business prior to the Closing Date, except that any indemnification liability of the Newmans under this subsection as to the operations of Prestige or Zenex Long Distance shall be limited solely to claims pertaining to the operation of those entities by the Newmans during the period of time commencing June 20, 2000, when Zenex Telecom acquired ownership of Prestige and Zenex Long Distance, and ending on the Closing Date.

                           9.2 NOTICE OF INDEMNIFICATION CLAIM BY FIREBALL INDEMNIFIED PARTIES; DEFINITION OF DAMAGES. Any action reasonably brought by any of the Fireball Indemnified Parties seeking indemnification from the Shareholders pursuant to the provisions of
         Section 9.1, above, can be brought only if the Fireball Indemnified Party has given the Shareholders reasonably timely written notice specifying the basis for such indemnification claim under the provisions of Section 9.1, above, which the Fireball Indemnified Party believes is probable of resulting in indemnification based on any then existing set of facts or circumstances known to the Fireball Indemnified Party. For all purposes under this Agreement including, specifically, the provisions of this Article IX, the term "DAMAGES" shall mean the amount of the damages, costs, expenses or losses incurred by the Fireball Indemnified Party, or the Shareholders' Indemnified Party, as that term is defined below, as the case may be, including court costs and attorney fees, by reason of the act or failure to act that gave rise to such claim for indemnity under Sections 9.1, above, or 9.3, below: (i) net of any recoveries from third parties or insurance proceeds received by the Fireball Indemnified Party or the Shareholders' Indemnified Party, as the case may be, relating to the respective Damages, but the Fireball Indemnified Parties or the Shareholders' Indemnified Parties, as the case may be, shall not be obligated to commence any legal action to seek any such recoveries or insurance proceeds, and (ii) net of any tax savings realized by the Fireball Indemnified Party or the Shareholders' Indemnified Party, as the case may be, or by the Business of Zenex Telecom or Zenex Long Distance, relating to the same or any other tax period by reason of or relating to the matter giving rise to the Damages. The obligations of the Shareholders and of Fireball under this

         Article IX shall not be impaired by the bankruptcy, insolvency, receivership or other accommodation for the benefit of creditors of the Shareholders or of Fireball, respectively, as the case may be.

                           9.3 INDEMNITIES BY FIREBALL. Fireball shall indemnify, defend and hold harmless the Shareholders and their respective employees and agents ("Shareholders' Indemnified Parties") from and against and in respect of any and all Damages, as defined in
         Section 9.2 of this Agreement that any of the Shareholders' Indemnified Parties shall incur, suffer or have asserted against them following the Closing Date, which arise, result from or relate to:

                           9.3.1 Any breach of the representations and warranties of Fireball in Article IV, above, of this Agreement, that survive the Closing hereunder;

                           9.3.2 Any claims asserted against any of the Shareholders' Indemnified Parties with respect to any actions or omissions of Fireball occurring after the Closing Date with regard to the Business of Zenex Telecom or Zenex Long Distance including, without limitation, all liabilities, claims and causes of action relating to the operation of the Business by Fireball after the Closing Date.

                           9.3.3 Any and all liability for costs or expenses of whatsoever kind or nature with regard to the repayment in full of all indebtedness owed by Zenex Telecom to the Federal Bank Centre in Broken Arrow, Oklahoma, the repayment of which has been personally guaranteed by Marc Newman and Doug Newman, jointly and severally.

                  9.4 NOTICE OF INDEMNIFICATION CLAIM BY SHAREHOLDERS' INDEMNIFIED PARTIES. Any action reasonably brought by any of the Shareholders' Indemnified Parties seeking indemnification from Fireball pursuant to the provisions of Section 9.3, above, can be brought only if the Shareholders' Indemnifying Party has given Fireball reasonably timely written notice specifying the basis for such indemnification claim under the provisions of
Section 9.3, above, which the Shareholders' Indemnified Party believes is probable of resulting in indemnification based on any then existing set of facts or circumstances known to the Shareholders' Indemnified Party.

                  9.5 INDEMNIFICATION PROCEDURES. All claims for indemnification by a party under this Article IX (the party claiming indemnification and the party against whom such claims are being asserted being referred to hereinafter the "Indemnified Party" or the "Indemnifying Party," respectively), shall be asserted and resolved as follows:

                           In the event that any claim or demand for which an
Indemnifying Party would be liable to an Indemnified Party is asserted against or sought to be collected from such Indemnified Party by a third party, such Indemnified Party shall with reasonable promptness give notice (the "Claim Notice") to the Indemnifying Party of such claim or demand, specifying the nature of and a specific basis for such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand). The Indemnifying Party shall not be obligated to indemnify the Indemnified Party under this Agreement with respect to any such claim or demand if the Indemnified Party fails to notify the

Indemnifying Party thereof in accordance with the terms of this Agreement, and as a result of such failure, the Indemnifying Party's ability to defend against the claim or demand is materially prejudiced. The Indemnifying Party shall have twenty (20) days from the day of its receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder, with respect to such claim or demand, and (ii) whether or not it desires, at the cost and expense of the Indemnifying Party, to defend the Indemnified Party against such claim or demand; provided, however, that any Indemnified Party is hereby authorized, but is not obligated, prior to and during the Notice Period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to control the defense against the claim by all appropriate proceedings and any settlement negotiations, provided that to the satisfaction of the Indemnified Party, the Indemnifying Party shall secure the Indemnified Party against such contested claims by providing adequate security. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If the Indemnifying Party fails to respond to the Indemnified Party within the Notice Period, elects not to defend the Indemnified Party, or after electing to defend, fails to commence or reasonably pursue such defense, then, the Indemnified Party shall have the right, but not the obligation, to undertake or continue the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter all on behalf of, for the account and at the risk of the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party agrees, at the Indemnifying Party's expense and upon presentation of adequate security for the payment of such expenses, to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party elects to contest, or, if appropriate and related to the matter in question, in making any counterclaim against the person asserting the third party claim or demand, or any cross-complaint against any such person. Notwithstanding the foregoing, no claim as to which indemnification is sought under the provisions of this Agreement may be settled in any event without the prior written consent of the Indemnifying Party, which shall not be unreasonably delayed, denied or withheld.

                                    ARTICLE X
                      GENERAL AND MISCELLANEOUS PROVISIONS

                  10.1 ENTIRE AGREEMENT. The terms and conditions of this Agreement (i) constitute the entire agreement and understanding between Fireball and the Shareholders, and Zenex Telecom; (ii) supersede all prior agreements and understandings, written or oral, between Fireball and the Shareholders, to include, without limitation, the February 21, 2002 letter of intent entered into by and among the Parties; and (iii) may not be modified or amended except by an instrument mutually executed and delivered by the Parties.

                  10.2 GOVERNING LAW. The terms and conditions of this Agreement shall be governed by and construed in accordance with the laws and decisions of the State of Oklahoma and by federal law, to the extent applicable.

                  10.3 NOTICES. Any notice or other communication required or permitted under this Agreement, or convenient to Fireball or the Shareholders in the consummation of the transactions contemplated hereby, shall be deemed delivered when (i) three days after deposited in a receptacle of the United States Postal Service, as registered or certified mail, return receipt requested, postage prepaid, (ii) sent by electronic facsimile transmission (if receipt is verified), (iii) personally delivered, or (iv) one (1) day after received by an overnight courier service (which obtains a receipt evidencing delivery) and shall be addressed as follows:

         (i)      If to the Shareholders:                     c/o Marc Newman
                                                              14800 Glenmark Drive
                                                              Edmond, Oklahoma 73013-1821
                                                              Telephone:  (___) __________
                                                              Facsimile:  (___) __________

                  with a copy to:                             Michael E. Dunn, Esq.
                                                              Dunn, Swan & Cunningham
                                                              210 Park Avenue, Suite 2800
                                                              Oklahoma City, OK 73102-5604
                                                              Telephone:  (405) 235-8318
                                                              Facsimile:  (405) 235-9605

         (ii)     If to Fireball:                             Tim Aduddell, Member
                                                              Fireball Enterprises, LLC
                                                              c/o Denker & Butler, PLLC
                                                              4700 N.W. 23rd Street, Suite 112
                                                              Oklahoma City, OK 73127
                                                              Telephone:  (405) 946-5533

                  with a copy to:                             Michael R. Ford, Esq.
                                                              Fellers, Snider, Blankenship,
                                                                     Bailey & Tippens
                                                              Bank One Tower
                                                              100 N. Broadway, Suite 1700
                                                              Oklahoma City, OK 73102-8820
                                                              Telephone:  (405) 232-0621
                                                              Facsimile:  (405) 232-9659

                  Notwithstanding the foregoing, a notice of a change of address by a party hereto shall not be effective until received by the party to whom such notice of a change of address is sent. In addition, notwithstanding the foregoing, with respect to any Notice given or made by electronic facsimile transmission or similar device, such Notice shall not be effective unless and until (i) the electronic facsimile machine being used prints a written confirmation of the successful completion of such communication by the party sending the Notice, and (ii) a copy of such Notice is deposited in first class mail to the appropriate address for the party to whom the Notice is sent.

                  10.4 SUCCESSORS. The terms and conditions hereof shall be binding upon and inure to the benefit of the respective successors, assigns, heirs and personal representatives of the Shareholders and Fireball.



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

                  10.5 ATTORNEY FEES, COSTS AND EXPENSES. Except as otherwise expressly provided herein, Fireball and the Shareholders shall each pay its or their own respective legal and accounting fees and all other expenses and fees incurred by it or them in connection with the consummation of the transactions contemplated by this Agreement and the negotiation and execution thereof. Provided, however, to the extent there are any closing costs associated with the closing of the transaction contemplated by this Agreement, those shall be shared evenly by Fireball and the Shareholders. Should any of the Parties employ an attorney or attorneys to enforce any of the terms and conditions hereof, or to protect any right, title or interest created or evidenced hereby, the non-prevailing party in any action pursued in courts of competent jurisdiction shall pay to the prevailing party all reasonable costs, damages, and expenses, including reasonable attorneys' fees, expended or incurred by the prevailing party.

                  10.6 PRESS RELEASES AND PUBLIC STATEMENTS. No party to this Agreement shall make, issue or release any public announcement, statement or acknowledgment of the existence of, or publicly reveal the terms, conditions or the status of, the transactions provided for herein without first obtaining the consent to such announcement, statement, acknowledgment, or revelation from the other Parties hereto, provided, however, that, from and after the Closing Date, Zenex Telecom, or its Affiliates, may make any such release or announcement which, in the opinion of counsel for Zenex Telecom, is necessary or appropriate for Zenex Telecom, or its Affiliates, to make in order to comply with applicable laws or regulations, to include, without limitation, any such release, announcement or filing which Zenex Telecom, or its Affiliates are required to make pursuant to the applicable provisions of federal or state securities laws, or the rules and requirements of the SEC.

                  10.7 SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES. All of the representations, warranties, covenants and agreements made by the Shareholders, Zenex Telecom, and by Fireball, respectively, in this Agreement shall survive the consummation and closing of the transactions contemplated by this Agreement on the Closing Date hereunder and also survive and shall be unaffected by (and shall not be deemed waived by) any investigation, audit, appraisal or inspection at any time made by or on behalf of Fireball.

                  10.8 ASSIGNMENT AND LEGAL EFFECT. Fireball shall be entitled to assign any part or all of its right, title, interest, duties or obligations under this Agreement to any other Person without the prior written consent of the Shareholders. The Shareholders shall not be entitled to assign any part or all of their respective right, title, interest, duties or obligations under this Agreement to any Person without the prior written consent of Fireball. Anything in this Agreement to the contrary notwithstanding, the Parties hereto shall not be required to take any action under this Agreement which is found by the final decision of appropriate federal or state governmental authorities to be inconsistent or in conflict with applicable federal or state laws or regulations pertaining to any of the Parties hereto.

                  10.9 NO THIRD-PARTY BENEFICIARIES. Execution of this Agreement by the Parties hereto is not intended to and does not confer any benefits or rights on (contractually or otherwise) any person or entity not a party to this Agreement.

                  10.10 TIME; GOOD FAITH. Time is of the essence to the performance of all of the terms and conditions of this Agreement; provided, however, that if the final date of any period which is set for a time provision under this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States of America or the State of Oklahoma, in such event the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday. The Parties covenant and agree to act in good faith to expeditiously perform all of their respective duties and obligations under this Agreement and to achieve the consummation of the transaction contemplated hereunder.

                  10.11 SEVERABILITY. If any of the terms and conditions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other of the terms and conditions hereof and the terms and conditions hereof shall be thereafter construed as if such invalid, illegal or unenforceable term or conditions had never been contained herein.

                  10.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all counterparts hereof taken together shall constitute one and the same instrument.

                  10.13 ADDITIONAL ACTS. In addition to the acts and deeds recited herein and contemplated hereby to be performed, executed and/or delivered by them, each of the Parties hereby agrees to perform, execute and/or deliver or cause to be performed, executed and/or delivered at the Closing hereunder and thereafter any and all such further acts, deeds and assurances as that may reasonably required to (i) vest in Fireball the complete ownership of and clear title to all of the Shares and Stock Option Agreements, (ii) to vest in the Shareholders complete ownership of and clear title to the Eagle Stock and the Eagle Agreement and (iii) to consummate the transactions contemplated by this Agreement.

                  10.14 HEADINGS. The headings herein are for reference purposes only and shall not affect the meanings or interpretation of the terms and conditions of this Agreement.

                  10.15 INTERPRETATION. Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and neuter, and vice-versa. The words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection and paragraph references in this Agreement are to articles, sections, subsections and paragraphs of this Agreement, unless otherwise specified. The article, section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                  IN WITNESS WHEREOF, this Agreement has been executed and delivered by one to the other by the Shareholders, Zenex Telecom and by Fireball, respectively, on the date first recited, effective as of the date last executed by any party hereto.


SHAREHOLDERS:                                   /s/ Marc W. Newman
                                     ------------------------------------------

                                     MARC W. NEWMAN

                                     Date:    3-7-02
                                          -------------------------------------


                                              /s/ Douglas A. Newman
                                     ------------------------------------------

                                     DOUGLAS A. NEWMAN

                                     Date:    3-7-02
                                          -------------------------------------

                                     NEWBOY, INC.,
                                     a corporation


                                     By:       /s/ Marc W. Newman
                                        ---------------------------------------
                                            Marc W. Newman, President

                                     Date:    3-7-02
                                          -------------------------------------

                                                /s/ Amy Newman
                                     ------------------------------------------
                                     AMY NEWMAN, formerly known as Amy Renteria

                                     Date:    3-7-02
                                          -------------------------------------

ZENEX TELECOM:                       ZENEX TELECOM, INC.,
                                     a Colorado corporation



                                     By:     /s/ Marc W. Newman
                                        ---------------------------------------
                                          Marc W. Newman, President

                                     Date:    3-7-02
                                          -------------------------------------

FIREBALL:                            FIREBALL ENTERPRISES, LLC,
                                     an Oklahoma limited liability company


                                     By:         /s/  Tim Aduddell
                                        ---------------------------------------
                                                Tim Aduddell, Member


                                                  - and -

                                               /s/  Richard L. Spradlin
                                        ---------------------------------------
                                              Richard L. Spradlin, Member

                                LIST OF EXHIBITS

                Exhibit 2.3               List of Shareholders and Common Stock
                Exhibit 2.6               List of Eagle Stock
                Exhibit 2.8               Resignations
                Exhibit 2.9               Releases
                Exhibit 3.2               Stock Options
                Exhibit 3.5               Liabilities
                Exhibit 3.6               List of Tax Liabilities
                Exhibit 3.8               Pending Litigation and Proceedings
                Exhibit 3.9               Authority
                Exhibit 3.10              Change in Financial Condition
                Exhibit 3.11              Employee Benefit Plans
                Exhibit 3.12              Material Adverse Events
                Exhibit 3.15              Significant Agreements
                Exhibit 3.16              Insurance
                Exhibit 3.17              Transactions with Affiliated Persons
                Exhibit 3.22              Tariffs



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